UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest reported event): October 29, 2015
NORANDA ALUMINUM HOLDING CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-34741	20-8908550
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

801 Crescent Centre Drive, Suite 600, Franklin, Tennessee 37067
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (615) 771-5700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
FR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 29, 2015, the Board of Directors (“the Board”) of Noranda Aluminum Holding Corporation (the “Company”) appointed Pasquale (Pat) Fiore to fill a vacancy in the Board class having a term that expires at the Company’s 2016 Annual Meeting of Stockholders.
Mr. Fiore currently is retired, after serving in management positions for Rio Tinto Alcan, including President and Chief Executive Officer, Bauxite and Aluminum, from 2010 until 2014, and Chief Operating Officer of the Atlantic Bauxite and Alumina business from 2008 until 2010. He served as Group Practice Leader, Production, for Rio Tinto plc from 2006 to 2008. Previously, he served for over 20 years at QIT - Fer et Titane Inc. (later known as Rio Tinto, Fer et Titane Inc. following its acquisition by Rio Tinto Iron & Titanium Inc. (“RTIT”) in 1989), including as President from 2001 to 2006, and in several other technology and operations management positions from 1982 until 1999. From 1999 to 2001, he served as Vice President, Technology, at RTIT. Mr. Fiore has a BSc and an MSc in Metallurgical Engineering from McGill University in Montreal, Canada.
Mr. Fiore will receive compensation that is consistent with the standard compensation currently provided to all Noranda non-employee directors for their service on the Board, including an annual retainer of $75,000 (which will be prorated to $12,500 for 2015), Board meeting fees of $2,000 per meeting ($1,000 if the director attends by telephone) and an annual award of common stock having a value of $50,000 (which will commence for Mr. Fiore in 2016).
Mr. Fiore is serving on the Environmental Health and Safety Committee of the Board.
The Board has affirmatively determined that Mr. Fiore is independent within the meaning of the New York Stock Exchange listing standards.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORANDA ALUMINUM HOLDING CORPORATION

Date:	November 4, 2015
By:	/s/ Gail E. Lehman
Gail E. Lehman
Chief Administrative Officer, General Counsel and Corporate Secretary